EXHIBIT 5.1
DIGITAL RIVER, INC.
9625 West 76th Street
Eden Prairie, Minnesota 55344
Vice President
General Counsel
Secretary
April 30, 2008
Securities and Exchange Commission
100 F. St. N.E.
Washington, DC 20549
     Re:       Digital River, Inc. 2007 Equity Incentive Plan
Ladies and Gentlemen:
     This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission by Digital River, Inc. (the “Company”) for the offering of up to 2,000,000 shares of Common Stock, par value $0.01 (the “Common Stock”), issuable under the Company’s 2007 Equity Incentive Plan (the “Plan”).
     I am the Vice President, General Counsel and Secretary of the Company. As such, I have examined the Company’s Certificate of Incorporation, Bylaws and such other corporate records and documents as I have considered relevant and necessary for the purpose of this opinion. I have participated in the preparation and filing of the Registration Statement. I am familiar with the proceedings taken or to be taken by the Company with respect to the authorization and proposed issuance of shares of Common Stock pursuant to the Plan as contemplated by the Registration Statement.
     Based on the foregoing, I am of the opinion that: the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; the Company has corporate authority to issue the shares of Common Stock covered by the Registration Statement; and the 2,000,000 shares of Common Stock to be issued by the Registrant under the Plan will, when issued in accordance with the Plan, be duly and validly issued, fully paid and non-assessable.
     I hereby consent to the filing of my opinion as Exhibit 5.1 to the Form S-8 Registration Statement filed by the Company to effect registration of the shares under the Securities Act of 1933.

Sincerely,
/s/ KEVIN L. CRUDDEN
Kevin L. Crudden